Exhibit 99.1

National Grid USA Companies'

Incentive Thrift Plan II

Financial Statements and Supplemental Schedule

To Accompany 2006 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

December 31, 2006 and 2005

National Grid USA Companies' Incentive Thrift Plan II

Index

December 31, 2006 and 2005

Page(s)
Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-13

Supplemental Schedule

Schedule H, Part IV, Item 4i – Schedule of Assets Held at End of Year	14

Other supplemental schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act ("ERISA") of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of National Grid USA

Companies' Incentive Thrift Plan II

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies' Incentive Thrift Plan II (the "Plan") at December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held at End of the Year is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplementary schedule is the responsibility of the Plan's management. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 21, 2007

National Grid USA Companies' Incentive Thrift Plan II

Statements of Net Assets Available for Benefits

December 31, 2006 and 2005

The accompanying notes are an integral part of these financial statements.

National Grid USA Companies' Incentive Thrift Plan II

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2006

The accompanying notes are an integral part of these financial statements.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2006 and 2005

1.	Plan Description

The National Grid USA Companies' Incentive Thrift Plan II (the "Plan") was established effective September 1, 1984, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System ("NEES"), to provide a long-range program of systematic savings for eligible employees (the "Participants"). The Plan was renamed National Grid USA Companies' Incentive Thrift Plan II upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA. The following description of the Plan is provided for general information purposes only; Participants should refer to the plan document for more complete information.

Employees of participating subsidiaries of National Grid USA (collectively, the "Employers") who are covered by a collective bargaining agreement are immediately eligible to participate in the Plan upon employment. Employers' matching contribution will begin at one year of service, except for those represented employees who are members of UWUA Local 472 (Cumberland) and USWA Locals 12431-01 and 12431-02. Represented employees of UWUA Local 472 (Cumberland) are eligible for matching contribution upon hire but are subject to a six-year vesting schedule. Represented employees of USWA Locals 12431-01 and 12431-02 are eligible for matching contributions upon hire and are 100% vested. The Plan was prepared in conformity with the Employee Retirement Income Security Act of 1974 ("ERISA").

The plan administrator is the Benefits Committee of National Grid USA Service Company, Inc. (the "Administrator")

The Board of Directors of National Grid plc has the governing authority to amend the Plan but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc. ("Service Company").

T. Rowe Price Retirement Plan, Inc. serves as recordkeeper of the Plan. T. Rowe Price Trust Company serves as trustee and custodian of the Plan.

Acquisition

National Grid USA acquired New England Gas Company ("New England Gas") as of August 24, 2006 pursuant to the purchase and sale agreement between Southern Union Company and National Grid USA dated February 15, 2006. Effective with the sale agreement on August 24, 2006, participants represented by UWUA AFL-CIO Local 472, USWA Locals 12431-01 and 12431-02, were hired as a result of the purchase. Employees represented by United Steelworkers Locals 12431-01 and 12431-02 shall receive matching contributions of up to 10% (resulting in a maximum potential basic matching contribution of 5% of elective contributions). Participants shall receive basic matching contributions from his or her employer equal to 100% of the first 2% of base compensation contributed and 50% of up to the next 4% of base compensation contributed. Employees represented by the UWUA AFL-CIO Local 472 hired after August 25, 2006, shall have their employer account holdings subject to a six-year year vesting schedule: 10% upon attaining one year of service, 20% upon attaining two years of service; 40% upon attaining three years of service; 60% upon attaining four years of service; 80% upon attaining five years of service; and 100% upon attaining six years of service. Employee participants represented by the UWUA AFL-CIO Local 472 hired as of August 24, 2006 as a result of the purchase of New England Gas asset are not subject to the vesting schedule.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2006 and 2005

Effective August 24, 2006, employees hired as a result of the New England Gas acquisition were allowed to rollover their balances into the Plan resulting in the rollover of $8,032,487 of net assets into the Plan. Employees hired as a result of the New England Gas acquisition were allowed to rollover their outstanding loans (up to three) from the Southern Union Savings Plan into the Plan and have those loans continue under the terms of the Plan in accordance with procedures adopted by the Benefits Committee.

Contributions

The Plan is a defined-contribution plan. Eligible employees can make Elective Contributions, through Contribution Agreements (also known as Salary Reduction Agreements), to have from 1% to 50% of their base or total compensation contributed to the Plan. The annual employee pre-tax Elective Contributions by each Participant were subject to IRS limits of $15,000 and $14,000 in 2006 and 2005 for employees who did not attain age 50 by the end of the respective plan year. For employees who did attain age 50 by the last day of the applicable plan year, the annual maximum pre-tax contribution was $20,000 for 2006 and $18,000 for 2005.

The Employers make Matching Contributions to the Plan equal to 100% of the employee Elective Contribution up to the first 2% of the Participants base compensation and then 50% of the employee Elective Contribution with respect to the next 4% of the base compensation for members of New England-based union locals who participate in the National Grid USA Companies' Final Average Pay Pension Plan.

Employers equal to 1.5% of their base compensation; they also received Employer Basic Matching Contributions equal to 100% of employee Elective Contributions up to 2% then 67% of the employee Elective Contributions on the next 6% of the Participants' base compensation.

Effective September 28, 2006, represented employees of Narragansett Electric Company and members of USWA Locals 12431-01 and 12431-02 are matched at a rate of 50% of the employee elective contribution up to the first 10% of the participant's gross compensation. Represented employees participating in UWUA Local 472 (Cumberland) are matched at a rate of 100% of the employee elective contribution up to the first 2% of the Participant's base compensation and then 50% to the next 4% of base compensation, however, subject to a six-year vesting schedule.

Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.

New employees with funds held under a previous employer's qualified plan are permitted to roll over eligible amounts from such funds into the Plan.

Active or former employees who are participants and who receive a lump sum distribution from a Company qualified pension plan (National Grid Pension Plan, Niagara Mohawk Pension Plan, Southern Union Company Providence Energy Pension Plan, and Southern Union Company Valley Pension Plan) may roll the lump sum proceeds into Thrift Plan II to the extent the proceeds qualify for rollover under the Code. The total amount rolled over in 2006 was approximately $27,300,000.

Automatic Enrollment

Effective March 15, 2006, newly hired or rehired New England union employees without an account balance were automatically enrolled in the Plan and 6% of their base pay was contributed to the Plan on a pre-tax basis. Additionally, each June, New England union employees without an account balance will be automatically enrolled in the Plan as described above. New York and USWA Locals 12431-01 and 12431-02 union employees are not included in this plan.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2006 and 2005

Automatic Increase

Effective March 1, 2006, participants may elect automatic increase of pre-tax contributions each year. For participants who elect automatic increase and do not customize their elections, pre-tax contributions will increase by 1% each July until they reach 15%. New York and USWA Locals 12431-01 and 12431-02 Union employees are not included in this plan.

Vesting

Participants are immediately fully vested in their Elective Contributions and Employer Matching contributions, except for UWUA Local 473 (Cumberland) who are subject to a six-year vesting schedule for employer match. Upon termination of employment or upon total and permanent disability, a Participant or a Participant's beneficiary (in the case of the Participant's death) is entitled to receive the full amount in the Participant's account.

Payments of Benefits

Payments of benefits upon retirement at age 55 or later, or death, are, at the election of the Participant, either made in a lump-sum payment, paid over a period not to exceed ten years, or paid out commencing at age 70½. A retired Participant who chooses distributions commencing at age 70½ may elect to receive periodic distributions at any time prior to taking a lump-sum payout. Subject to certain restrictions, distributions to Participants under other circumstances are made in the form of whole or partial lump-sum payments.

The Plan allows Qualified Nonelective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the Internal Revenue Code. Following separation from service prior to age 55, a Participant may elect to receive partial distribution from his or her account or a total distribution at any time; such a Participant may also defer receipt of his or her benefit until the latest date permitted under the Internal Revenue Code.

Participant Accounts

Each participant's account is credited with the participant's contribution and allocations of (a) the Company's applicable contribution and (b) plan earnings. The benefit to which a participant is entitled is the participant's vested account.

Loan Provisions

An employee Participant can obtain a loan from the Plan from such Participant's account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50% of the Participant's account balance or $50,000. The $50,000 limit is further limited by the Participant's highest outstanding loan balance within the twelve months preceding the loan request. Loans must be repaid over a period of one to five years (up to fifteen years for purchase of a primary residence) by means of payroll deductions. The annual interest rate is determined by the prime rate as reported by the Wall Street Journal on the first business day of the month in which the loan is obtained. The loan rate which approximates prime rate ranged from 7.25% to 8.25% for the year ended December 31, 2006. The loan rate at December 31, 2006 and 2005 was 8.25% and 7.25%, respectively.

A default of the loan will occur if the loan balance is not paid off by the loan end date or if a Participant fails to make a payment for a period exceeding 90 days. In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default solely for determining the amount available for a subsequent loan. Demand distributions are included in the Loan Fund's investment balance until the employee has been terminated. Upon termination the defaulted loan balance is deducted from the Plan. Cumulative deemed distributions were $163,321 and $182,424 at December 31, 2006 and 2005, respectively.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2006 and 2005

Effective August 24, 2006, employees hired as a result of the New England Gas acquisition were allowed to roll over their loan balances into the Plan, resulting in the rollover of $969,477 of loans into the Plan.

Forfeitures

The Plan does not have forfeiture accounts as participants are fully vested except for employee participants represented by the UWUA AFL-CIO Local 472 hired on or after August 25, 2006, who shall have their employer account holdings subject to a six year vesting schedule: 10% upon attaining one year of service, 20% upon attaining two years of service; 40% upon attaining three years of service: 60% upon attaining four years of service; 80% upon attaining five years of service and 100% upon attaining six years of service. The Plan will set up forfeiture accounts in 2007 for participants represented by the UWUA AFL-CIO Local 472 hired after August 25, 2006.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Administrator to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust. As required by the FSP, the statement of net assets available for benefits presents the fair value of the investment in the collective trust as well as the adjustment of the investment in the collective trust from fair value to contract value relating to the investment contracts. The statement of changes in net assets available for benefits is prepared on a contract value basis. The FSP was applied retroactively to the prior period presented on the statement of net assets available for benefits as of December 31, 2005.

Risks and Uncertainties

The Plan provides various investment options such as stocks, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2006 and 2005

Administration of the Plan

Certain administrative functions are performed by officers or employees of participating subsidiaries of National Grid USA. No such officer or employee receives compensation from the Plan.

Administration Expenses

The plan sponsor is responsible for paying the audit fees associated with the Plan.

The Trustee was not paid administration fees for administering the Plan for the year ended December 31, 2006 and 2005.

Investment Valuation

The mutual funds are stated at fair value on the last business day of the plan year, which is determined by the investment advisors according to closing market prices of the securities held by the funds. If a closing price is not available, the security is priced at a fair market value as determined by the investment committee or officers of the investment advisors.

Units of common/collective trusts are valued at the net asset value of shares held by the Plan at year-end.

Investments in the National Grid plc American Depositary Receipts (which trades on the New York Stock Exchange under the Symbol "NGG") are valued according to the closing price on the London Stock Exchange which is then converted from British Pounds to U.S. Dollars based on relevant currency exchange rates. Participant loans and contribution receivables are valued at cost which approximates fair value.

The Plan provides that certain transactions relative to National Grid plc American Depository Receipts will be priced at the market value of the underlying securities at close of the London Stock Exchange on the business day prior to the particular transaction.

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments which consists of realized gains and losses and unrealized appreciation (depreciation) on those investments.

Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

The Plan is invested in the T. Rowe Price, Stable Value Common Trust Fund. Contract value represents cost plus accrued income less redemptions. All investment contracts held by the trust are effected directly between the trust and the issuer of the contract and are nontransferable. Permitted participant-initiated withdrawals are allowed from the trust by an employer-sponsored defined-contribution plan directly as a result of participant transactions allowed by the Plan, such as participant withdrawals for benefits, loans, or transfers to other funds or trusts within the Plan.

Investment Income

Dividend income is accrued on the ex-dividend date. Interest income is recorded as earned on an accrual basis.

Cash and Cash Equivalents

The Company classifies short-term investments with a maturity of 90 days or less at time of purchase as cash equivalents. Cash and cash equivalents are included in the investments balance on the statement of net assets available for benefits.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2006 and 2005

Contributions

Employee elective contributions are recorded in the period in which the payroll deductions are withheld from the participants' paycheck. Basic matching contributions from the employers are made in the same period that payroll deductions are made from participants and are based upon elective contributions up to a stated percentage of the participant's compensation.

Party-in-Interest Transactions

Section 3(14) of ERISA defines a party-in-interest to include, among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to participants and investments in American Depositary Receipts of National Grid plc are considered party-in-interest transactions.

During the year ended December 31, 2006 and 2005, the Plan purchased shares in American Depository Receipts valued at $5,043,617, and $2,779,816 and sold shares valued at $5,761,793 and $4,939,525, respectively. Moreover, the Plan's investment options include mutual funds and trust funds managed by T. Rowe Price Associates, Inc., an affiliate of the Trustee.

Payments of Benefits

Benefit payments and withdrawals by participants are recorded when paid.

Transfers

Transfers are assets transferred out/into the Plan to/from the National Grid USA Companies' Incentive Thrift Plan I ("Thrift I") which represent the accounts of participants whose job status changed from/to represented or to/from nonrepresented, which are valued at market. In addition, participants may transfer amounts representing basic and unmatched contributions and income thereon from one fund to another within the guidelines of the Plan. There were $18,324,584 transfers from Thrift II to Thrift I and $2,592,157 transfers from Thrift I to Thrift II during the year ending December 31, 2006.

3.	Investments

The following are the investment assets held by the Plan, at fair value, as of December 31, 2006 and 2005 that represent 5% or more of net assets available for benefits:

‡	Indicates party-in-interest
*	Indicates investments that represent 5% or more of net assets available for benefits only as of December 31, 2005, and not for the year ending December 31, 2006.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2006 and 2005

4.	Tax Status

The Plan obtained its latest determination letter on July 17, 2002, in which the Internal Revenue Service (IRS) stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.

5.	Plan Termination

Although it is the expectation of the Employers that the Plan will continue for as long as the provisions of the Internal Revenue Code permit, neither the making of contributions nor the continuance of the Plan is assumed by the Employers as a contractual obligation, except as provided in the relevant union contracts. In the event the Plan is terminated, the assets will be distributed to Participants to the extent of their individual allocations, in accordance with the general distribution provisions of the Plan.

6.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for plan benefits of the Plan per the financial statements to the Form 5500 for December 31, 2006:

The following is reconciliation of the changes in net assets per the financial statements to the Form 5500 for the year ended December 31, 2006:

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2006 and 2005

7.	Plan Amendments

The Service Company Board of Directors voted to amend the Plan as follows:

1.

To amend and restate the Plan effective as detailed below to include changes authorized by the Board and changes required by law since the document was amended and restated effective January 1, 2006, including:

a.	Effective January 1, 2006, Section 12.4(b)(iv) is amended by deleting the clause "Regulation section 1.401(k)-1(b)(5)" and replaced with clause "Regulation section 1.401(k)-2(a)(6)."
b.	Effective January 1, 2006, Section 12.4(b)(vii) is amended by deleting the clause "Regulation section 1.401(m)-1(b)(5)" and replaced with clause "Regulation section 1.401(m)-2(a)(6)."
c.

Effective January 1, 2006, Section 12.4(f) is deleted and replaced as follows: "(f) Distribution of excess contributions. The excess contributions of a highly compensated employee who is a participant, as adjusted for income, will be designated by the employer as a distribution of excess contributions and distributed to the participant. The income allocable to excess contributions shall be determined in accordance with Regulation section 1.401(k)-2(b)(2)(iv). Distribution of excess contributions will be made after the close of the plan year to which contributions relate, but within 12 months after the close of such plan year. Excess contributions shall be treated as annual additions under the plan, even if distributed under this paragraph."

d.	Effective January 1, 2006, Section 12.5(b)(iv) is amended by deleting the clause "Regulation section 1.401(m)-1(b)(5)" and replaced with the clause "Regulation section 1.401(m)-2(a)(6)."
e.

Effective January 1, 2006, Section 12.5(g) is deleted and replaced as follows: "(g) Distribution of excess aggregate contributions. A participant's excess aggregate contributions, adjusted for income will be designated by the employer as a distribution of excess aggregate contributions, and distributed to the participant. Distributions will be made first from after-tax contributions, and then, to the extent necessary, from matching contributions. The income allocable to excess aggregate contributions shall be determined in accordance with Regulation section 1.401(k)-2(b)(2)(iv). Distribution of excess aggregate contributions will be made after the close of the plan year to which the contributions relate, but within 12 months after the close of such Plan Year. Excess aggregate contributions shall be treated as employer contributions for purposes of Code sections 401(a)(4), 404, and 415 even if distributed form the plan."

f.	To permit the rollover of nonspouse beneficiary holdings to an inherited IRA to the extent allowed by law.

To amend and restate the Plan effective as detailed below to include changes authorized by the Board and changes required by law since the document was amended and restated effective August 24, 2006, including:

g.

Effective August 24, 2006, participants represented by United Steelworkers Locals 12431-01 and 12431-02 or UWUA AFL-CIO Local 472 shall be eligible to receive matching contributions effective immediately upon participation.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2006 and 2005

h.

Effective February 1, 2007, eligible employees represented by United Steelworkers Locals 12431-01 and 12431-02 shall not be included in the automatic enrollment "opt-out" program and eligible employees of UWUA AFL-CIO Local 472 shall be included in the automatic enrollment "opt-out" program. Participants represented by United Steelworkers Locals 12431-01 and 12431-02 or UWUA AFL-CIO Local 472 may enter into a contribution agreement with his or her employer specifying that a percentage of compensation for that portion of the plan year during which he or she is a participant will be contributed to the trust as an elective contribution.

i.

Effective August 24, 2006, participants represented by United Steelworkers Locals 12431-01 and 12431-02 shall receive basic matching contributions from his or her employer equal to 50% of his or her elective contribution limited to elective contributions of up to 10% (resulting in a maximum potential basic matching contribution of 5% of elective contributions). Participants represented by UWUA AFL-CIO Local 472 shall receive basic matching contributions from his or her employer equal to 100% of the first 2% of base compensation contributed and 50% of up to the next 4% of base compensation contributed. The employer account for employee participants represented by the UWUA AFL-CIO Local 472 hired on or after August 25, 2006 shall have their employer account holdings subject to a 6 year vesting schedule, (employee participants represented by UWUA AFL-CIO Local 472 hired as of August 24, 2006 as a result of the purchase of New England Gas asset pursuant to the purchase and sale agreement between southern Union Company and National Grid USA dated February 15, 2006 are not subject to the vesting schedule): 10% upon attaining one year of service, 20% upon attaining two years of service; 40% upon attaining three years of service; 60% upon attaining four years of service; 80% upon attaining five years of service; and 100% upon attaining six years of service.

j.

Effective August 24, 2006, a participant will at all times be 100% vested in his or her elective contribution account, employer account, (except as specifically set forth in Section 3.3 Basic Matching Contribution), participant account, (if any), post-tax rollover account and rollover account except to the extent vesting rules are modified by procedures adopted by the National Grid Committee.

k.

Effective August 24, 2006, employees hired as of August 24, 2006 as a result of the purchase of New England Gas assets pursuant to the purchase and sale agreement between Southern Union Company and National Grid USA dated February 15, 2006 shall be afforded the opportunity to roll over their outstanding loans (up to three) from the Southern Union Savings Plan into the Plan and have those loans continue under the terms of the Plan in accordance with procedures adopted by the Benefits Committee.

l.

Effective August 24, 2006, the maximum amount of elective contributions made on behalf of any participant for any calendar year, when added to the amount of elective deferrals under all other plans, contracts and arrangements of an employer and/or any other employer with respect to the participant for the calendar year, shall in no event exceed the maximum applicable limit in effect for the calendar year under Regulation section 1.402(g)-1(d), except to the extent permitted under Section 3.9 of the Plan and section 414(v) of the Code.

m.	Effective August 24, 2006, for employee participants represented by Utility Workers Local 472 (Cumberland) deferrals are based upon "all pay."

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2006 and 2005

n.

Effective January 1, 2007, "qualified reservist distributions" are permitted under the Pension Protection Act of 2006 (PPA). Military reservists who meet certain criteria (including being ordered to active duty for at least 179 days) are to receive distributions of their elective deferrals while on active duty. This provision is both a waiver of the general restriction on such distributions prior to termination of employment and relieves such individuals from the 10% tax penalty that would otherwise apply. The tax penalty relief will apply to a distribution of employer matching contributions during the covered period as well.

o.

Effective May 1, 2007, to permit hardship distributions by participants under Sections 6.1 of the plans on account of qualifying expenses (medical, funeral and post-secondary school) attributable to participant's primary beneficiaries to the extent allowed by law (Pension Protection Act of 2006) and to the extent set forth in procedures adopted by the Benefits Committee, which procedures shall condition application of the provision to any applicable collective bargaining requirements.

p.	Approved May 23, 2007, all actions including plan amendments are authorized to achieve a merger of the KeySpan union 401(k) plans into Thrift Plan II, effective upon the acquisition of KeySpan.

National Grid USA Companies'

Incentive Thrift Plan II

Schedule of Assets Held at End of the Year

Schedule H, Part IV, Item 4i - Form 5500	Supplemental
December 31, 2006	Schedule

*	Party-in-interest